SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
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Pacific Select Fund

(Name of Registrant as Specified In Its Charter)

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PACIFIC SELECT FUND

DIVERSIFIED BOND PORTFOLIO

INFORMATION STATEMENT DATED JANUARY 24, 2024

This document (“Information Statement”) is purely for informational purposes. You are not being asked to vote or take any action on any matter. This Information Statement provides information concerning a change in sub-adviser and related new sub-advisory agreement for the Diversified Bond Portfolio that went effective on November 1, 2023 and is being sent on or about January 24, 2024 to all shareholders of record of the Diversified Bond Portfolio as of January 22, 2024.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

I.	Introduction and Background

The Pacific Select Fund (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a change in sub-adviser and a new sub-advisory agreement for the Diversified Bond Portfolio (the “Fund”), effective on or about November 1, 2023. Information concerning these changes was disclosed in a supplement dated September 22, 2023 to the Trust’s prospectus for Class D, Class I, and Class P shares dated May 1, 2023. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in sub-adviser generally requires shareholder approval of a new sub-advisory agreement; however, pursuant to an exemptive order (the “Order”) issued to Pacific Life Insurance Company (“Pacific Life”) and the Trust by the U.S. Securities and Exchange Commission (“SEC”) on October 13, 1999, Pacific Life Fund Advisors LLC (“PLFA”) – the investment adviser to the Trust – can hire, terminate, and replace sub-advisers and enter into new sub-advisory agreements without shareholder approval in accordance with the requirements of the Order on behalf of the Trust (except, as a general matter, with sub-advisers affiliated with PLFA). The information herein is provided pursuant to the requirements of the Order.

At a meeting held on September 20, 2023, based upon a recommendation from PLFA, the Board, including all of the Trustees who are not “interested persons” as that term is defined in the 1940 Act (“Independent Trustees”), appointed Loomis, Sayles & Company, L.P. (“Loomis Sayles”) to serve as the sub-adviser for the Fund. At that time, the Board, including all the Independent Trustees, also approved a sub-advisory agreement among the Trust, PLFA and Loomis Sayles with respect to the Fund (the “Loomis Sayles Sub-Advisory Agreement”) and terminated the sub-advisory agreement with the prior sub-adviser upon the effectiveness of the Loomis Sayles Sub-Advisory Agreement.

In connection with the change in sub-adviser, changes were also made to the Fund’s principal investment strategies. The Fund is divided into two portions, each of which is managed by a different portfolio management team at Loomis Sayles. Each team uses different investment strategies in seeking to achieve the investment goal of the Fund. PLFA as the Fund’s investment adviser, selected the two strategies, the Core Plus Full Discretion and Core Plus Relative Return strategies, and monitors the performance of each strategy on an ongoing basis. PLFA allocates the Fund’s assets between the two strategies and may change the allocation or rebalance between the two strategies at any time. These changes went into effect on November 1, 2023.

Loomis Sayles’ appointment as the sub-adviser and the Board’s approval of the Loomis Sayles Sub-Advisory Agreement were made in accordance with the requirements of the Order and do not require shareholder approval. In order to facilitate the sub-adviser change, a portion of the Fund’s holdings was sold and new investments were purchased in accordance with recommendations by Loomis Sayles.

II.	Board Consideration of the New Sub-Advisory Agreement

In considering the appointment of Loomis Sayles as a sub-adviser for the Fund, the Board reviewed with PLFA its rationale for recommending a change in sub-adviser for the Fund. The Board, including the Independent Trustees, also considered, among other things, the factors described below in evaluating PLFA’s recommendation that Loomis Sayles be appointed as the new sub-adviser for the Fund and in evaluating the proposed Loomis Sayles Sub-Advisory Agreement. Additionally, the Board considered the process employed by PLFA in reaching a recommendation for a new sub-adviser, including due diligence conducted by PLFA on the investment resources and personnel of a potential sub-adviser and an assessment of the investment strategies used by a potential sub-adviser. In addition, the Board reviewed information provided by PLFA regarding the specific criteria and information evaluated by PLFA during the selection process of Loomis Sayles and PLFA’s analysis in reaching its conclusion to recommend Loomis Sayles as sub-adviser for the Fund. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the sub-advisers and has recommended and taken measures to attempt to remedy relative underperformance by a Fund when PLFA and the Board believed it to be appropriate.

In evaluating the Loomis Sayles Sub-Advisory Agreement for the Fund, the Board, including all the Independent Trustees, considered the following factors, among others:

A.	Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining Loomis Sayles as the new sub-adviser to the Fund, particularly in light of the nature, extent, and quality of the services expected to be provided by Loomis Sayles. In this regard, the Trustees considered various materials relating to Loomis Sayles, including copies of the proposed Loomis Sayles Sub-Advisory Agreement; copies of Loomis Sayles’ Form ADV; financial information; a written presentation from Loomis Sayles; a comprehensive report including an assessment by PLFA; responses from Loomis Sayles to information requested by counsel to the Independent Trustees; and other information deemed relevant to the Trustees’ evaluation. The Trustees also considered a verbal presentation at a meeting held on September 20, 2023 from management and investment personnel from Loomis Sayles.

The Trustees considered that under the Loomis Sayles Sub-Advisory Agreement, Loomis Sayles would be responsible for providing investment advisory services for the Fund’s assets, including providing investment research and analysis and conducting a continuous program of investment by determining which securities would be purchased or sold by the Fund. The Trustees considered the quality of the management services expected to be provided to the Fund over both the short- and long-term, the organizational depth and resources of Loomis Sayles, including the background and experience of Loomis Sayles’ management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy.

In addition, the Trustees considered that the Trust’s Chief Compliance Officer (“CCO”) had reviewed Loomis Sayles’ written compliance policies and procedures and code of ethics. The Trustees also considered the CCO’s assessment of Loomis Sayles’ compliance program, as required under Rule 38a-1 of the 1940 Act, and its code of ethics. The Trustees also took note of the due diligence PLFA conducted with respect to Loomis Sayles and were aided by the assessment and recommendation of PLFA and the presentation and materials provided by Loomis Sayles.

The Board concluded that it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Fund by Loomis Sayles under the Loomis Sayles Sub-Advisory Agreement.

B.	Performance

The Trustees considered PLFA’s efforts to identify advisory firms that are qualified to manage a bond strategy and PLFA’s identification of Loomis Sayles to serve as sub-adviser with regard to the Fund’s day-to-day investment activities. The Trustees considered that the Fund’s historical performance had been obtained under a different sub-adviser, although PLFA has managed the Fund since its inception. The Trustees considered the investment process and techniques to be used by Loomis Sayles for the Fund and Loomis Sayles’ experience managing bond strategies, as well as other factors concerning performance in connection with their consideration of this matter and in connection with approval of the Loomis Sayles Sub-Advisory Agreement, including the factors described below.

The Trustees considered information about the historical performance of two proprietary mutual funds managed by the same Loomis Sayles portfolio management teams that would manage the Fund using similar investment strategies and an equally-weighted portfolio of the two proprietary mutual funds (the “Loomis Sayles Comparable Performance”), which included a comparison of the Loomis Sayles Comparable Performance against a pertinent benchmark and an applicable peer group for the one-, three-, five- and ten-year as of June 30, 2023. Additionally, the Trustees considered the risk-adjusted returns of the Loomis Sayles Comparable Performance during certain periods.

The Board determined that Loomis Sayles’ performance record with respect to similarly managed mutual funds was acceptable.

C.	Sub-Advisory Fees

The Trustees considered information regarding the comparative advisory fees charged under other investment advisory contracts of Loomis Sayles with regard to other funds with substantially similar investment strategies as the Fund. The Trustees also considered that the advisory fee schedule would remain unchanged but that the sub-advisory fee would be reduced from its current levels, resulting in an increase in the retention by PLFA of its advisory fee. The Trustees considered that PLFA would retain the sub-advisory fee savings and that PLFA will monitor and report to the Board the competitiveness of the advisory fee and the reasonableness of the advisory fee retention going forward and recommend further changes to the Board as deemed appropriate. In comparing the proposed sub-advisory fees to be paid by the Fund to fees charged by Loomis Sayles for other similarly managed funds, the Trustees noted that there were differences in: (i) the size and type of account, (ii) the services provided to each, (iii) the nature and size of the overall relationship with Loomis Sayles, and/or (iv) regulatory differences that could reasonably be expected to account for differences in fee schedules.

The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and Loomis Sayles, and that the Fund’s sub-advisory fees are paid by PLFA and are not paid directly by the Fund. The Trustees also considered that there are certain costs associated with a sub-adviser change, but that the ongoing operating expenses paid by the shareholders were not expected to materially increase as a result of this sub-adviser change.

The Board concluded that the compensation payable under the Loomis Sayles Sub-Advisory Agreement is fair and reasonable.

D.	Costs, Level of Profits and Economies of Scale

The Trustees considered information regarding the anticipated costs to Loomis Sayles of sub-advising the Fund and the projected profitability of the Loomis Sayles Sub-Advisory Agreement to Loomis Sayles, to the extent practicable based on the information provided by Loomis Sayles. The Trustees noted that any assessment of projected profitability would involve assumptions regarding expense allocations and other factors. Given the arms’-length nature of the relationship between PLFA and Loomis Sayles with respect to the negotiation of subadvisory fees, the fact that such fees are paid by PLFA, and the fact that the projected profitability of the Loomis Sayles Sub-Advisory Agreement to Loomis Sayles is an estimate because it had not yet begun to manage the Fund, the Trustees considered that projected profitability information for Loomis Sayles at this time was of limited utility. The Trustees also considered the impact of the sub-advisory change to the profitability of the PLFA advisory agreement with the Fund. In addition, the Trustees considered that in negotiating the subadvisory fee, PLFA takes into account the current and future potential scale of the Fund.

The Trustees considered the organizational strengths of Loomis Sayles and its ability to attract and retain investment personnel over time and to sustain the staffing of investment teams that will provide services to the Fund. The Board concluded that the Fund’s fee structure reflected in the Loomis Sayles Sub-Advisory Agreement is fair and reasonable.

E.	Ancillary Benefits

The Trustees received information from PLFA and Loomis Sayles concerning other benefits that may be received by Loomis Sayles and its affiliates as a result of their relationship with the Fund, including commissions that may be paid to broker-dealers affiliated with Loomis Sayles and the anticipated use of soft-dollars by Loomis Sayles. The Trustees considered potential benefits to be derived by Loomis Sayles from its relationship with the Fund and that such benefits are consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.	Conclusion

Based on its review, including the consideration of each of the factors referred to above, the Board found that: (i) the Loomis Sayles Sub-Advisory Agreement is in the best interests of the Fund and its shareholders; and (ii) the compensation payable under the Loomis Sayles Sub-Advisory Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.	The New Sub-Advisory Agreement

The Loomis Sayles Sub-Advisory Agreement is substantially similar to the sub-advisory agreement with the prior sub-adviser. Loomis Sayles, subject to the supervision of PLFA, provides a continuous investment program for the Fund and determines the composition of the assets of the Fund, including the evaluation, investment, purchases and/or sales and reinvestment of the assets in accordance with the Fund’s investment goals, strategies, policies and restrictions. Loomis Sayles bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of sub-advisory services under the Loomis Sayles Sub-Advisory Agreement. All other Fund expenses not specifically assumed by Loomis Sayles under the Loomis Sayles Sub-Advisory Agreement or by PLFA under the Investment Advisory Agreement are borne by the Fund.

Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law or the provisions of the Loomis Sayles Sub-Advisory Agreement, Loomis Sayles, its affiliates and control persons are not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the Loomis Sayles Sub-Advisory Agreement, except by reason of Loomis Sayles’ willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of Loomis Sayles’ obligations and duties under the Loomis Sayles Sub-Advisory Agreement.

Pursuant to the Loomis Sayles Sub-Advisory Agreement, Loomis Sayles will indemnify and hold harmless PLFA, its affiliates and control persons (collectively, the “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which PLFA or the PL Indemnified Persons may become subject under the federal securities laws, under any other statute, at common law or otherwise, arising out of Loomis Sayles’ responsibilities to the Trust that: (i) are based upon any willful misfeasance, bad faith, gross negligence or reckless disregard of, Loomis Sayles’ obligations and/or duties under the Loomis Sayles Sub-Advisory Agreement by Loomis Sayles or by any of its directors, officers or employees, or any affiliate or agent or delegate acting on behalf of Loomis Sayles (other than a PL Indemnified Person); (ii) are based upon Loomis Sayles’ (or its agent’s or delegate’s) breach of any provision of the Loomis Sayles Sub-Advisory Agreement, including breach of any representation or warranty; (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the shares of the Trust or any fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to PLFA, the Trust, or any affiliated person of the Trust by Loomis Sayles or any affiliated person or agent or delegate of Loomis Sayles (other than a PL Indemnified Person); or (iv) are based upon a breach of Loomis Sayles’ fiduciary duties to the Trust or violation of applicable law.

The Loomis Sayles Sub-Advisory Agreement for the Fund will continue in force for an initial period of two years from its effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The Loomis Sayles Sub-Advisory Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties and will terminate automatically in the event of its assignment as determined under the 1940 Act and any rules adopted by the SEC thereunder.

There was no change to the advisory fee rate payable by the Fund to PLFA in connection with the Loomis Sayles Sub-Advisory Agreement. The sub-advisory fee rates under the prior sub-advisory agreement and the new sub-advisory fee rates under the Loomis Sayles Sub-Advisory Agreement (both based upon the Fund’s average daily net assets and paid monthly) are referenced below:

Prior Fee Schedule	New Fee Schedule
0.225% on first $300 million	Core Plus Relative Return Portion
0.150% on next $300 million up to $2 billion	0.12% on first $1 billion
0.100% on excess	0.11% on next $1 billion
0.10% on excess

Core Plus Full Discretion Portion
0.13% on all assets

The Fund’s sub-advisory fees were paid by PLFA to the prior sub-adviser through October 31, 2023. For the fiscal year ended December 31, 2022, the Fund’s sub-advisory fees paid or owed by PLFA to the prior sub-adviser totaled $4,556,060.12. Had the new sub-advisory fee rate been in effect for the same period, the Fund’s sub-advisory fees paid or owed by PLFA would have been $4,162,780.25, a decrease in fees paid by PLFA of approximately 8.63%.

For the Fund’s fiscal year ended December 31, 2022, the Fund did not pay any brokerage commissions to an affiliated broker of Loomis Sayles.

IV.	Information Regarding Loomis Sayles

Loomis Sayles is a Delaware limited partnership. Loomis Sayles’ sole limited partner, Natixis Investment Managers, LLC (“Natixis LLC”), owns 99% of Loomis Sayles. Loomis Sayles’ general partner, Loomis, Sayles & Company, Inc., owns 1% of Loomis Sayles.  Loomis, Sayles & Company, Inc. is wholly-owned by Natixis LLC. Natixis Investment Managers U.S. Holdings, LLC (“Natixis U.S. Holdings”) wholly-owns Natixis LLC. Natixis Investment Managers Participations 1 owns 87.3% of Natixis U.S. Holdings and Natixis LLC owns the remaining 12.7%. Natixis LLC wholly-owns Natixis Investment Managers Participants 1. Natixis LLC is wholly-owned by Groupe BPCE. Groupe BPCE is owned by the Caisses d’Epargne regional savings banks (50%) and the Banques Populaires regional cooperative banks (50%). As of November 1, 2023, the total assets under management of Loomis Sayles and its affiliates were approximately $1.16 trillion.

The addresses for the entities above are as follows:

Entity Name	Address
Loomis Sayles & Loomis Sayles & Company, Inc.	One Financial Center, Boston, MA 02111
Natixis Investment Managers, LLC	888 Boylston Street, Suite 800, Boston, MA 02199
Natixis Investment Managers U.S. Holdings, LLC	888 Boylston Street, Suite 800, Boston, MA 02199
Natixis Investment Managers Participations 1	43, avenue Pierre Mendès France, 75013 Paris, France
Natixis Investment Managers	30, avenue Pierre Mendès France, 75013 Paris, France
Natixis	30, avenue Pierre Mendès France, 75013 Paris, France
Groupe BPCE	50, avenue Pierre Mendès France, 75013 Paris, France

Loomis Sayles acts as investment adviser or sub-adviser to the following registered investment companies that have a similar investment objective as the Fund.

Fund Name	Net Assets (as of November 1, 2023)	Compensation Rate (Advisory or Sub-Advisory Fee)	Waived/Reduced/ Agreed to Reduce (Yes or No)
Fund A (sub-strategy Core Plus Full Discretion)	$5,929,351,573	0.14% on first $6 billion 0.11% thereafter	No
Fund B (sub-strategy Core Plus Full Discretion)	$187,219,424	0.25% on all assets	No
Loomis Sayles Core Plus Bond Fund	$6,483,133,342	0.20% on first $100 million 0.19% on next $1.9 billion 0.15% thereafter	No
Loomis Sayles Investment Grade Bond Fund	$8,972,371,225	0.20% on first $15 billion 0.19% thereafter	No
Loomis Sayles Investment Grade Fixed Income Fund	$178,566,702	0.40% on all assets	No

The names, principal occupations and addresses of the principal executive officers and directors of Loomis Sayles and Loomis Sayles’ general partner, Loomis, Sayles & Company, Inc., are set forth below:

Name[1]	Title(s) and Principal Occupation
Kevin P. Charleston	Chairman, and Director of Loomis, Sayles & Company, Inc. President and Chief Executive Officer of Loomis Sayles
Matthew J. Eagan	Director of Loomis, Sayles & Company, Inc. Vice President and Portfolio Manager of Loomis Sayles
Daniel J. Fuss	Director and Vice Chairman of Loomis, Sayles & Company, Inc. Vice President of Loomis Sayles
John R. Gidman	Director of Loomis, Sayles & Company, Inc. Vice President and Chief Operating Officer of Loomis Sayles

David L. Guinta	Director of Loomis, Sayles & Company, Inc.
Aziz V. Hamzaogullari	Director of Loomis, Sayles & Company, Inc. Vice President, Portfolio Manager and Chief Investment Officer of the Growth Equity Strategies of Loomis Sayles
Kinji Kato	Director of Loomis, Sayles & Company, Inc.
Maurice P. Leger	Director of Loomis, Sayles & Company, Inc. Vice President and Director of Global Institutional Services of Loomis Sayles
Richard G. Raczkowski	Director of Loomis, Sayles & Company, Inc. Vice President and Portfolio Manager of Loomis Sayles
Rebecca O’Brien Radford	Director and Secretary of Loomis, Sayles & Company, Inc. Vice President and General Counsel of Loomis Sayles
Susan L. Sieker	Director of Loomis, Sayles & Company, Inc. Vice President and Chief Financial Officer of Loomis Sayles
Elaine M. Stokes	Director of Loomis, Sayles & Company, Inc. Vice President of Loomis Sayles
David L. Waldman	Director of Loomis, Sayles & Company, Inc. Vice President and Chief Investment Officer of Loomis Sayles

[1]	The address for Kinji Kato with respect to their position with Loomis Sayles & Company, Inc. is Natixis Investment Managers Japan, Ark Hills South Tower 8F, 4-5, Roppongi 1-chome, Minato-ku, Tokyo 106-0032, Japan. The address for David L. Guinta with respect to their position with Loomis Sayles & Company, Inc. is 888 Boylston Street, Suite 800, Boston, MA 02199. The address of all other individuals listed above with respect to their positions with Loomis Sayles is One Financial Center Boston, MA 02111.

No Officer or Trustee of the Trust is an officer, director, or shareholder of Loomis Sayles (including its affiliates).

Additional Information

Additional information about Loomis Sayles is available in the Trust’s Statement of Additional Information, a copy of which may be obtained by contacting the Trust through one of the methods provided below.

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Once the Trust’s most recent shareholder report has been posted to the Trust’s website, a notice will be sent to shareholders (who don’t already receive e-delivery or have not previously requested paper delivery) with notification of the posting to the website and information on how to request a paper copy without charge. The Trust’s annual report for the fiscal year ended December 31, 2022 and the Trust’s semi-annual report for the fiscal half-year period ended June 30, 2023, including financial statements and related notes, were both previously made available to shareholders and are available upon request without charge by contacting the Trust by:

Email:	PSFdocumentrequest@pacificlife.com

Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660
Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660
Telephone:	Pacific Life Annuity Contract Owners: 1-800-722-4448

Pacific Life Insurance Policy Owners: 1-800-347-7787

Pacific Life Annuity Financial Professionals: 1-800-722-2333

Pacific Life Insurance Financial Professionals: 1-800-347-7787

Pacific Life & Annuity Company (“PL&A”) Annuity Contract Owners: 1-800-748-6907

PL&A Insurance Policy Owners: 1-888-595-6997

PL&A Annuity Financial Professionals: 1-800-722-2333

PL&A Insurance Financial Professionals: 1-888-595-6997

Website:	www.PacificLife.com

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Trust. They are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s principal underwriter and distributor is Pacific Select Distributors, LLC, 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE

15-53205-00

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